Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2nd Quarter Net Sales of $28.6 Million and
$0.63 Earnings Per Share
Zicam Retail Consumption Increases 16%, Once Again Outperforming Category
PHOENIX, October 24, 2007; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “Better Ways to Get Better®,” today announced financial results for its fiscal 2008 second quarter and six months ended September 30, 2007. Second quarter revenue declined to approximately $28.6 million compared to $34.1 million for the comparable quarter in the prior year. The Company reported net income for the quarter of approximately $6.4 million, or $0.63 per diluted share, compared to net income of $7.2 million, or $0.72 per diluted share, for the quarter ended September 30, 2006.
For the six months ended September 30, 2007, the Company reported net sales of approximately $37.1 million, compared to net sales of $42.3 million for the comparable six months of the prior year. For the six months ended September 30, 2007 the Company reported net income of approximately $5.3 million, or $0.53 per diluted share, the same as the $5.3 million, $0.53 per diluted share earned for the six months ended September 30, 2006.
Carl Johnson, President and Chief Executive Officer, said, “Our year-to-date results are in line with our expectations. Over the past couple of years, we have seen our largest retail customers trim the size of their pre-season purchases (which had generally occurred in August and September) and focus on repurchasing inventory as consumption levels increase during the cold season. We expect that trend to continue as the consolidation in the industry and growth of several national chains has allowed retailers to manage inventory at tighter levels and replenish store shelves in a timelier manner. We believe this shift in behavior will spread retail orders over the entire cold season compared to the large early inventory buys in previous years, which were sold down throughout the season.”
Mr. Johnson continued, “We began shipping our new Zicam Multi-Symptom relief products during the quarter and the Zicam brand continues to realize category share growth. For the 12 weeks ended September 9, 2007, retail sales (three-outlet syndicated scanner data) of Zicam products increased approximately 15%, while the total cough/cold category increased approximately 6% compared to the prior year. We remain focused on marketing programs designed to increase consumer consumption of Zicam products. Our 2007/2008 cold season advertising began October 18th, and we anticipate our advertising and sampling campaigns will increase 15% compared to the prior year’s cold season. Our advertising will continue to focus on the unique aspects of Cold Remedy products and the novel delivery of our Multi-symptom relief items. We believe Zicam’s strength will continue, and we expect Zicam will once again outperform the category.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “Average gross margin was 66% for the quarter ended September 30, 2007, approximately 1% below the 67% average gross margin realized in the quarter ended September 30, 2006. Gross margin was affected by product returns associated with certain discontinued cough and flu products. Additionally, the new multi-symptom products began shipping during the quarter and these products’ initial gross margin is below our cold remedy and allergy sinus products. We believe the substitution of our new multi-symptom products, for the less distributed flu products, will achieve higher retail sales volumes. During the quarter, we implemented a 3% gross price increase on our Cold Remedy products and we believe the price increase will raise gross margins in the future. This is the Company’s first price increase since Zicam was introduced in 1999.”
Mr. Hemelt continued, “We are very pleased by the continuing progress with the product liability litigation. During the quarter, we received our eighth consecutive favorable Daubert decision. Eight different federal judges have now excluded key plaintiffs’ expert witnesses from testifying in lawsuits against the Company due to a lack of credible scientific support for their allegations. Product liability defense costs decreased to approximately $421,000 (which is net of approximately $200,000 for insurance reimbursements) in the quarter, compared to $1.6 million in the prior year’s quarter. For the six months ended September 30, 2007, product liability defense costs have decreased to $1.3 million (net of $300,000 of insurance reimbursements), compared to $3.7 million for the six months ended September 30, 2006. We remain encouraged by the continuing decrease in product liability defense costs and expect these costs to be below $1.0 million per quarter in future quarters. In addition, for the quarter ended September 30, 2007 we realized a decrease in selling expense of approximately $400,000, which is related to the in-sourcing of some of our sales management functions and the leveraging of some of our outside selling expenses. Our overall selling, general and administrative expense declined approximately $2.1 million during the quarter ended September 30, 2007 compared to the prior year.”
For fiscal 2008, the Company continues to anticipate annual net sales will increase 5-15% over the $97.6 million recorded for the trailing twelve months ended March 31, 2007. The Company also expects net income for fiscal 2008 will increase to the range of $9.3 million to $10.8 million, compared to $6.5 million for the twelve months ended March 31, 2007.
There will be a teleconference Thursday, October 25, 2007 at 11:00 a.m. EDT to discuss the fiscal second quarter financial results. To access the teleconference, please call (877) 863-5191 (domestic) or (706) 643-6826 (international), access code 21424711. To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the fiscal 2008 second quarter financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 21424711 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Second Quarter Fiscal 2008 Consolidated Financial Results (Unaudited)

	Three months	Three months	Six months	Six months
	ended Sept 30,	ended Sept 30,	ended Sept 30,	ended Sept 30,
($000s)	2007	2006	2007	2006
Net Sales	$28,575	$34,121	$37,149	$42,327
Cost of Sales	9,576	11,154	12,412	13,559

Gross Profit	18,999	22,967	24,737	28,768
Operating Expenses	7,831	9,910	14,087	17,488
Research and Development	995	1,149	2,448	3,012

Income from Operations	10,173	11,908	8,202	8,268
Total Other Income	145	12	392	147

Net Income Before Tax	10,318	11,920	8,594	8,415
Income Tax Expense	3,909	4,770	3,247	3,122

Net Income	$6,409	$7,150	$5,347	$5,293

Net Income per Diluted Share	$0.63	$0.72	$0.53	$0.53
Average Shares Outstanding (mil)	10.2	10.0	10.1	9.9

Selected Balance Sheet Information

	Sept. 30, 2007		Sept. 30, 2006
($000s)	(Unaudited)	March 31, 2007	(Unaudited)
Cash and Marketable Securities	$9,778	$16,944	$5,828
Accounts Receivable — Trade	$24,072	$8,257	$26,877
Inventory	$20,247	$15,459	$19,420
Total Assets	$81,605	$71,151	$82,005
Current Liabilities	$13,482	$9,556	$24,458
Working Capital	$45,504	$38,705	$35,080
Total Debt	$0	$0	$4,000
Shareholders’ Equity	$66,897	$60,435	$56,340
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Sinus RapidMelts™, as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales and net income expectations for the fiscal year ending March 31, 2008; (ii) our belief that seasonal buying patterns have changed; (iii) our belief that Zicam will continue to outperform the cough/cold category; (iv) our expectation of improving our gross margins in the future; (v) our expectations regarding product liability defense costs; (vi) our expectations regarding sales of our new multi-symptom products; and (vii) our expectation of increased advertising in the 2007/2008 cold season. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on May 30, 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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